Exhibit 10.34

October 3, 2007

John G. Curd, M.D.

[Address]

Re:	Employment Terms

Dear John,

This letter confirms that Threshold Pharmaceuticals, Inc. (the “Company”) has offered you the position of President and Chief Medical Officer, effective on Monday, October 22, 2007 (or sooner) on the following terms:

You will report to the CEO of the company and work at our facility located at 1300 Seaport Blvd., 5th Floor, Redwood City, CA 94063. Of course, the Company may change your position, duties and work location from time to time as it deems necessary.

Your compensation will be $29,166.67 per month, or $350,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly and will be eligible for all standard Company benefits. The Company may modify compensation and benefits from time to time as it deems necessary.

Subject to the approval of the Company’s Board of Directors, you will be awarded a stock option grant to purchase 470,000 shares of the Company’s Common Stock subject to a four year vesting schedule as follows: (a) the first 25% of this grant shall vest at your first anniversary of your starting date with the Company and (b) thereafter an additional 1/48th of the grant shall vest on each subsequent monthly anniversary of your starting date. The exercise price of your stock option will be equal to the closing price of the Company’s Common Stock on date your option is approved by the Board of Directors, and the option will be subject to the provisions of the Company’s 2004 Equity Incentive Plan and standard form option agreement.

You will be eligible for an annual performance-based bonus of up to 30% of your base salary. This bonus will be awarded at the sole discretion of the Board of Directors.

You will also be eligible to receive “double trigger” change of control benefits pursuant to a Change of Control Agreement that will generally provide that in the event that your employment with Threshold is terminated without cause or involuntarily terminated within 18 months after a change of control, then you will be entitled to 12 months of base salary as of the date of termination or, if greater, as in effect in the year in which the change of control occurs, immediate acceleration and vesting of all stock options granted prior to the change of control, the termination of our right to repurchase shares of restricted stock issued prior to the change of control, extension of the exercise period for stock options granted prior to the change of control to two years following the date of termination and up to 12 months of health benefits.

Michael Brawer, M.D.

As a Company employee, you will be expected to abide by Company rules and regulations, sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and, once it is available, acknowledge in writing that you have read the Company’s Employee Handbook.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. A “Lists of Acceptable Documents” for employment eligibility verification is attached for your information.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in writing signed by you and a duly authorized officer of the Company.

Please indicate your acceptance of our offer by signing below and returning the original copy of this letter of employment from Threshold Pharmaceuticals under the terms described above. This offer will remain until end of day Friday, October 12, 2007. Should you have any questions, please contact me at (650) 474-8205.

John, on behalf of the entire Threshold team, we look forward to your joining us in helping to develop the types of pharmaceutical drugs that will make a significant difference in patients’ lives.

Sincerely,

/s/ Harold E. Selick
Harold E. Selick, Ph.D.
Chief Executive Officer

Accepted:

/s/ John G. Curd	10/19/2007
John G. Curd, M.D.	Date

Enclosures:    Change of Control Severance Agreement